Exhibit 10.43

RESOLUTIONS ADOPTED BY THE

BOARD OF DIRECTORS OF

SCOLR Pharma, Inc.

December 7, 2006

SUMMARY OF SCOLR PHARMA, INC. DIRECTOR COMPENSATION

Our board of directors, based on competitive data, determined the cash and equity compensation structure as set forth below to be paid to members of the board of directors and committees of the board of directors who are not employees, effective as of January 1, 2007:

•	each non-employee director (who does not serve as chairman of the board) receives an annual retainer of $25,000 and an annual stock option grant for 17,500 shares of our common stock;

•	the chairman of the board receives an annual retainer of $35,000 and an annual stock option grant for 22,500 shares of our common stock;

•	the chairman of the audit committee receives an additional annual retainer of $5,000; and

•	each non-employee director is reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

Each new non-employee director receives a pro-rated annual retainer and annual stock option grant upon commencement of service on the board. The cash retainers to board members are paid on a quarterly basis in arrears. In the case of continuing directors, the stock option awards are automatically granted on the date of the annual stockholder meeting each year, with all such stock option grants having an exercise price equal to the closing price per share of our common stock as reported on the American Stock Exchange on the last trading day prior to the date of grant. The stock options shall become exercisable in twelve equal monthly installments following the date of grant if such person is still serving as a director at such time. In the event of a change in control, each outstanding non-employee director option will become immediately vested exercisable in full.

The following table illustrates the total compensation for board service to be received by our directors for 2007:

2007 DIRECTOR COMPENSATION FOR BOARD SERVICE

Director	Fees Earned or Paid in Cash ($)	Stock Option Awards (#)	Value of Option Awards ($)[1]	Total Compensation for Board Service ($)
Non-employee director	$25,000	17,500	$63,000	$88,000
Chairman of the Board	$35,000	22,500	$81,000	$116,000
Audit Committee Chairman	$30,000	17,500	$63,000	$93,000
Director who is also an employee	—	—	—	—

[1]	Based on FAS 123R fair value as of December 7, 2006.